Exhibit 99.1

News Release

JOHN P. GRAHAM NAMED CHIEF FINANCIAL OFFICER

OF HUB INTERNATIONAL

CHICAGO, ILLINOIS - November 13, 2006: Hub International Limited (NYSE: HBG) (TSX: HBG) announced today the appointment of John P. Graham, age 41, to the position of vice-president and chief financial officer. Graham will replace Dennis J. Pauls, who has been named president and chief executive officer of Hub Ontario, the company’s regional hub headquartered in Toronto, Ontario, Canada.

Graham brings nearly 20 years of public company and public accounting experience to Hub International. Most recently, he served as senior vice president finance, treasurer and assistant secretary at Career Education Corporation (NASDAQ: CECO). At CECO, Graham’s responsibilities included due diligence oversight and integration efforts for multiple acquisitions, development of a global financial infrastructure and shared service center, Sarbanes-Oxley compliance, risk management, and corporate financial reporting.

Earlier in his career, Graham served as a senior consultant at The Johnson Group, a Chicago based financial consulting firm, and vice-president investor relations and financial reporting at Newell Rubbermaid in Rockford, Illinois. Prior, he was a manager of financial planning and analysis at Kraft General Foods and an audit supervisor at Deloitte Haskins and Sells (now Deloitte & Touche) in Chicago.

“John Graham’s experience and aptitudes will be important assets for Hub International and we anticipate his strong contribution as a member of our Executive Management Team,” said Martin P. Hughes, chairman and chief executive officer. “Our board and senior managers are highly confident that John will implement a nearly seamless transition from the excellent work and momentum established by Dennis Pauls; and John will be ably assisted in the transition by our vice-president, finance, Peter Scavetta, who has worked closely with Dennis over the past five years.”

As announced earlier, Pauls has assumed the role of president and CEO at Hub Ontario. Pauls had been chief financial officer of Hub since the company’s founding in 1998 and had managed the company’s financial development through three public offerings and more than 120 acquisitions.

“We’re very grateful to Dennis for his extraordinary efforts on behalf of the company, including his ability to manage both the financial operations and Hub Ontario while we conducted the search process over the past few weeks,” Hughes said.

Graham holds a Master of Business Administration degree in Finance from DePaul University in Chicago, Illinois and a Bachelor of Science degree in Accounting from Indiana University in

Bloomington, Indiana. He is a certified public accountant and a certified management accountant. Graham is a member of the American Institute of Certified Public Accountants, the Illinois Certified Public Accountant Society, the Institute of Management Accountants and the Association for Financial Professionals. Graham lives in Algonquin, Illinois with his wife, Donna, and their two daughters.

Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

MEDIA CONTACTS:

W. Kirk James

Vice President, Secretary and

Chief Corporate Development Officer

Phone: 312.279.4881

Kirk.james@hubinternational.com

Heather Schneider

Corporate Communications Manager

Phone: 312.279.4683

Heather.schneider@hubinternational.com

INVESTOR CONTACT:

Michael Rosenbaum

Rosenbaum Advisors, Inc.

Phone: 847 749 1010

Fax: 847 577 6767

Web: http:\\www.rosenbaumadvisors.com

E-mail: michael@rosenbaumadvisors.com

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